UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2010 (July 22, 2010)

Cardtronics, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832-308-4000)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

As previously reported by Cardtronics, Inc. (“Cardtronics” or the “Company”), in connection with its July 20, 2007 acquisition of the financial services business of 7-Eleven, Inc., the Company entered into a separate vault cash agreement with Wells Fargo, N.A. (“Wells Fargo”) to supply the cash that the Company utilizes for the operation of the 5,500 ATMs and advanced-functionality kiosks acquired in the acquisition.  On July 22, 2010, Cardtronics and Wells Fargo executed a Fourth Amendment to the Contract Cash Solutions Agreement (the “Amendment”). The Amendment extends the term of the Contract Cash Solutions Agreement to July 20, 2012.  Additionally, the Amendment increases the maximum amount of cash available to the 7-Eleven ATM portfolio, which currently includes approximately 6,000 ATMs, during non-holiday periods from $400.0 million to $500.0 million, and provides for a temporary increase to $550.0 million during the Tax Season (defined as the period between January 15 and March 31 of each year) and certain holiday periods (as defined in the Amendment).  No other provisions of the Contract Cash Solutions Agreement were impacted by the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardtronics, Inc.

Date: July 22, 2010	By: /s/ J. CHRIS BREWSTER
Name:  J. Chris Brewster
Title:  Chief Financial Officer

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